                                                                    Exhibit 99.2

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                             REIMBURSEMENT AGREEMENT

                                     Between

                       OXYCAL LABORATORIES, INCORPORATED,
                             an Arizona corporation

                                       and

                        WELLS FARGO BUSINESS CREDIT, INC.

                                   Relating to

                                  $3,900,000.00
          The Industrial Development Authority of the County of Yavapai
              Adjustable Rate Industrial Development Revenue Bonds
            (Oxycal Laboratories, Incorporated Project), Series 1999A

                          Dated as of February 6, 2004

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                                TABLE OF CONTENTS

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RECITALS.....................................................................................................      1
ARTICLE 1.     DEFINITION OF TERMS...........................................................................      3
               Section 1.1   Definitions.....................................................................      3
               Section 1.2   Accounting Terms................................................................      9
               Section 1.3   Interpretation..................................................................      9
               Section 1.4   Relation to Other Documents.....................................................      9
ARTICLE 2      LETTER OF CREDIT, FEES AND PAYMENT PROVISIONS.................................................     10
               Section 2.1   The Letter of Credit............................................................     10
               Section 2.2   Fees............................................................................     10
               Section 2.3   Reimbursement...................................................................     10
               Section 2.4   Amortization Payments...........................................................     10
               Section 2.5   Interest Rate; Default Rate.....................................................     11
               Section 2.6   Increased Costs.................................................................     11
               Section 2.7   Computations....................................................................     12
               Section 2.8   Non-Business Days...............................................................     12
               Section 2.9   Payments by Borrower............................................................     12
               Section 2.10   Maintenance of Accounts........................................................     12
               Section 2.11   Application of Funds...........................................................     12
ARTICLE 3      CONDITIONS PRECEDENT..........................................................................     13
               Section 3.1   Conditions Precedent to the Issuance of the Letter of Credit: Documents.........     13
               Section 3.2   Conditions Precedent to the Issuance of the Letter of Credit....................     15
ARTICLE 4      SECURITY DOCUMENTS; GUARANTEE.................................................................     17
               Section 4.1   Security........................................................................     17
               Section 4.2   Security Documents..............................................................     20
               Section 4.3   Guarantee.......................................................................     20
ARTICLE 5      REPRESENTATIONS AND WARRANTIES................................................................     21
               Section 5.1   Security........................................................................     21
               Section 5.2   Authorization and Power.........................................................     21
               Section 5.3   No Conflicts or Consents........................................................     21
               Section 5.4   Enforceable Obligations.........................................................     21
               Section 5.5   Accurate Information............................................................     21
               Section 5.6   Purpose of Advances.............................................................     22
               Section 5.7   Legal Proceedings: Hearings; Inquiries; and Investigations......................     22
               Section 5.8   No Event of Default.............................................................     22
               Section 5.9   Approvals and Permits; Assets and Property......................................     22
               Section 5.10   Taxes..........................................................................     22
               Section 5.11   ERISA..........................................................................     22
               Section 5.12   Compliance With Law............................................................     22
               Section 5.13   Recitals.......................................................................     23
               Section 5.14   Security Documents.............................................................     23
               Section 5.15   Survival.......................................................................     23
               Section 5.16   Advances.......................................................................     23
               Section 5.17   Not Subordinated...............................................................     23
               Section 5.18   No Stock Purchase..............................................................     23
               Section 5.19   Solvent........................................................................     23
               Section 5.20   Representations and Warranties Upon Delivery of Financial Statements
                              Documents and Other Information................................................     23
               Section 5.21   Environmental Matters..........................................................     24
               Section 5.22   Investment Company Act.........................................................     24
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               Section 5.23   Satisfaction of Conditions Precedent Under the Credit and Security Agreement...     24
ARTICLE 6      AFFIRMATIVE COVENANTS.........................................................................     25
               Section 6.1   Maintain Existence and Management...............................................     25
               Section 6.2   Books and Records; Access By WFBC...............................................     25
               Section 6.3   Reporting Requirements..........................................................     25
               Section 6.4   Law; Judgments; Material Agreements; Approvals and Permits......................     25
               Section 6.5   Payment of Taxes and Other Debt.................................................     26
               Section 6.6   Assets and Property.............................................................     26
               Section 6.7   Insurance.......................................................................     26
               Section 6.8   Notice of Default...............................................................     27
               Section 6.9   ERISA...........................................................................     28
               Section 6.10   Appraisals.....................................................................     28
               Section 6.11   Special District...............................................................     28
               Section 6.12   Miscellaneous..................................................................     28
               Section 6.13   Use of Proceeds of Advances....................................................     28
               Section 6.14   Cross-Collateralization........................................................     28
               Section 6.15   Further Assurances.............................................................     28
               Section 6.16   Satisfaction of Conditions.....................................................     29
               Section 6.17   Financial Covenants............................................................     29
               Section 6.18   Change in Ownership............................................................     29
ARTICLE 7      NEGATIVE COVENANTS............................................................................     30
               Section 7.1   Corporate Restrictions..........................................................     30
               Section 7.2   Merger, Sale of Assets..........................................................     30
               Section 7.3   Liens...........................................................................     30
               Section 7.4   Transfer Collateral.............................................................     30
               Section 7.15   Amendments.....................................................................     30
               Section 7.6   Optional Redemption.............................................................     30
               Section 7.7   Conversion......................................................................     30
               Section 7.8   Dividends.......................................................................     30
               Section 7.9   Maximum Commitment Amount.......................................................     30
ARTICLE 8      ADVANCES, INSPECTIONS, NET PROCEEDS...........................................................     32
ARTICLE 9      EVENTS OF DEFAULT.............................................................................     33
               Section 9.1   Events of Default...............................................................     33
               Section 9.2   Rights and Remedies.............................................................     34
ARTICLE 10     NATURE OF OBLIGATIONS, INDEMNIFICATION........................................................     36
               Section 10.1   Obligations Absolute...........................................................     36
               Section 10.2   Continuing Obligation..........................................................     36
               Section 10.3   Liability of WFBC..............................................................     36
               Section 10.4   Indemnification................................................................     37
               Section 10.5   Telecopied or Telexed Documents................................................     37
               Section 10.6   Liability of Directors of Borrower.............................................     38
ARTICLE 11     TRANSFER, REDUCTION, REINSTATEMENT OF LETTER OF CREDIT........................................     39
               Section 11.1   Transfer, Reduction and Reinstatement..........................................     39
ARTICLE 12     MISCELLANEOUS.................................................................................     40
               Section 11.1   Control of Bank and Borrower...................................................     40
               Section 12.2   Costs, Expenses and Taxes......................................................     40
               Section 12.3   Amendments and Waivers.........................................................     40
               Section 12.4   No Waiver, Remedies............................................................     41
               Section 12.5   Notices........................................................................     41
               Section 12.6   Binding Effect.................................................................     41
               Section 12.7   Severability...................................................................     41
               Section 12.8   Governing Law..................................................................     41
               Section 12.9   Headings.......................................................................     41
               Section 12.10   Participation.................................................................     42
               Section 12.11   Arbitration...................................................................     42
               Section 12.12   Jury Waiver...................................................................     43
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               Section 12.13   Counterparts..................................................................     43
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                                     EXHIBIT

                           IA       Form of Series A Letter of Credit
                           2        Form of Deed of Trust
                           3        Form of Arizona UCC-1
                           4        Form of Environmental Indemnity Agreement
                           5        Security Agreement - Sinking Fund
                           6        Securities Control Agreement - Security
                                    Account

                             REIMBURSEMENT AGREEMENT

         BY THIS REIMBURSEMENT AGREEMENT (together with any amendments or modifications, the "Reimbursement Agreement"), entered into as of the 6th day of February, 2004, by and between OXYCAL LABORATORIES, INCORPORATED, an Arizona corporation (the "Borrower"), and WELLS FARGO BUSINESS CREDIT, INC. ("WFBC"), in consideration of the mutual promises herein contained and for other valuable consideration, the parties hereto do hereby agree as follows:

                                    RECITALS

         A. The Industrial Development Authority of the County of Yavapai (the "Issuer") has issued its Adjustable Rate Industrial Development Revenue Bonds (Oxycal Laboratories, Incorporated Project), Series 1999A (the "Series A Bonds") in the aggregate principal amount of $3,900,000.00 (of which $3,680,000.00 remains outstanding) and its Adjustable Rate Industrial Development Revenue Bonds (Oxycal Laboratories, Incorporated Project) Taxable Series 1999B in the aggregate principal amount of $1,100,000.00 (of which none remains outstanding) pursuant to that Trust Indenture dated as of March 1, 1999 (the "Indenture") between the Issuer and Bank One, Arizona, NA, a national banking association, now J.P. Morgan Trust Company, N.A., as trustee (together with any successors thereto, the "Trustee") and loaned the proceeds thereof to Borrower under a Loan Agreement dated as of March 1, 1999 (together with any amendments or modifications, the "Loan Agreement") by and between the Issuer and Borrower, (i) to reimburse the Borrower for the purchase of approximately five acres of land (the "Land") in Prescott, Arizona, (ii) to finance the construction thereon of an approximately 65,000 square foot manufacturing facility (the "Improvements" and with the Land, the "Real Property"), and (iii) to purchase equipment therefor (the "Equipment" and with the Real Property, the "Project"). The remaining outstanding Series A Bonds are referred to hereafter as the "Bonds."

         B. In connection with maintaining the Bonds outstanding, the Issuer has required that Borrower cause to be delivered to the Trustee, for the benefit of the holders of the Bonds, an irrevocable direct-pay letter of credit to secure payment of principal, interest and purchase price with respect to each series of the Bonds.

         C. Borrower has requested WFBC to cause to be issued an irrevocable direct-pay letter of credit, payments under which drawings are to be made exclusively from the general funds of Wells Fargo Bank, NA ("Letter of Credit Bank") and not from the funds of Borrower (such letter of credit, No. NZS510158, a form of which is attached hereto as Exhibit "IA", as it may be amended, modified or restated from time to time, is herein called the " Letter of Credit"), in the amount of $3,725,370.00 (the "Initial Stated Amount") of which $3,680,000.00 (as of March 11, 2004) will be available to pay principal of the Bonds either at maturity or upon redemption thereof or to pay the portion of the purchase price of the Bonds representing the principal amount thereof, and of which $45,370.00 represents forty-five (45) days of interest on the principal amount of the Bonds calculated at the rate of ten percent (10%) per annum on the basis of a 365-day year; the Initial Stated Amount is subject to reduction and reinstatement in accordance with the terms of the Letter of Credit.

         D. Letter of Credit Bank has agreed to issue the Letter of Credit upon and subject to the terms and conditions hereinafter set forth.

         E. Borrower hereby requests that WFBC cause Letter of Credit Bank, as WFBC's agent in Letter of Credit Bank's name, to issue a direct pay letter of credit (the "Letter of Credit") pursuant to the terms and conditions of this Agreement. Borrower hereby authorizes WFBC to use Letter of Credit Bank as WFBC's agent to issue the Letter of Credit or to perform any of WFBC's obligations or exercise any of WFBC's rights under any Letter of Credit Document or Loan Document, with the understanding that (1) Letter of Credit Bank will be WFBC's agent having obligations to WFBC and not to Borrower, (2) the Letter of Credit issued through WFBC will be deemed to be a letter of credit issued by WFBC pursuant to this Agreement, (3) any of WFBC's obligations performed or any of WFBC's rights acquired or exercised pursuant to, or in connection with, the Letter of Credit Documents or Loan Documents by Letter of Credit Bank in WFBC's name or in Letter of Credit Bank's name shall be deemed obligations performed or rights acquired or exercised by WFBC pursuant to, or in connection with the Letter of Credit Documents or Loan Documents, and (4) any collateral heretofore, now or at any time hereafter granted or pledged to WFBC as security for any credit extended to Borrower will also secure all Borrower's obligations to WFBC under this Agreement and the other Letter of Credit Documents.

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

                                    AGREEMENT

                                    ARTICLE 1

                               DEFINITION OF TERMS

         Section 1.1 Definitions. For the purposes of this Reimbursement Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article 1 or in the section hereof referred to below:

         "Advance" means each advance of the proceeds of the Bonds for any purpose.

         "Amortization Payment" means for each Payment Date, a payment of $20,444.45 ($3,680,000 / 180 equal monthly payments).

         "Appraisal" means an appraisal of the Project as it will exist upon completion of any Improvements (i) ordered by WFBC, (ii) prepared by an appraiser satisfactory to WFBC, (iii) in compliance with all federal and state standards for appraisals, (iv) reviewed by WFBC, and (v) in form and substance satisfactory to WFBC in its reasonable discretion.

         "Approvals and Permits" means each and all approvals, authorizations, bonds, consents, certificates, franchises, licenses, permits, registrations, qualifications, and other actions and rights granted by or filings with any Persons necessary for acquisition of the Real Property, for construction of the Improvements, for occupancy, ownership, and use by Borrower and other Persons of the Real Property and the Improvements.

         "Available Amount" in effect at any time means the maximum aggregate amount available to be drawn at such time under the Letter of Credit, the determination of such maximum amount to assume compliance with all conditions for a Drawing and no reduction for (i) any amount drawn by the Trustee to make a regularly scheduled payment of interest on the Bonds, or (ii) any amount not available to be drawn because Bonds are held by or for the account of Borrower or pursuant to the Pledge Agreement. The maximum aggregate amount available to be drawn under the Letter of Credit equals the sum of one hundred percent (100%) of the aggregate principal amount of the Bonds then outstanding, plus the Interest Portion.

         "Bank One Letter of Credit" means that existing Letter of Credit provided by Bank One, Arizona, N.A., under the Reimbursement Agreement dated as of March 1, 1999, between the Borrower and Bank One, Arizona, N.A., and expiring by its terms on March 15, 2004.

         "Bond Counsel" means "Bond Counsel" as defined in the Indenture.

         "Bond Documents" means the Indenture and the Loan Agreement.

         "Bond Prepayment Date" means any date on which the Bonds are subject to redemption in whole or in part at the option of the Issuer or Borrower.

         "Bond Requisition" means that form of requisition, if any, required under the Bond Documents in order to withdraw funds from the Project Fund, completed and executed by Borrower and consented to by WFBC.

         "Bonds" means the $3,680,000.00 outstanding payment amount of the Series 1999A Adjustable Rate Development Revenue Bonds issued by The Industrial Development Authority of the County of Yavapai in the aggregate original principal amount of $3,900,000.00.

         "Borrower" means Oxycal Laboratories, Incorporated.

         "Borrower's Funds" means funds of the Borrower used to pay Project
Costs.

         "Borrower's Funds Account" means a bank controlled account established by Borrower with the Letter of Credit Bank, to which monies shall be deposited by Borrower to the extent there are any Net Proceeds, and from which monies shall be disbursed as directed by WFBC.

         "Business Day" means a Business Day as defined in the Letter of Credit.

         "Change in Ownership" means the acquisition by any Person or group, directly or indirectly, beneficially or of record, of a majority of the issued and outstanding capital stock of the Borrower or of any other equity interest in the Borrower.

         "Code" means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

         "Collateral" means any real or personal property of any Person subject to the Security Documents.

         "Control" means the power to direct or cause the direction of the management or policies of a Person; whether through rights of ownership under voting securities, under contract or otherwise, and "Controlling" and "Controlled" shall have meanings correlative thereto.

         "Counsel" means an attorney duly admitted to practice law before the highest court of any state.

         "Credit and Security Agreement" means that Credit and Security Agreement dated as of February 6, 2004 entered into between Wells Fargo Business Credit, Inc. and Oxycal Laboratories, Zila Biotechnology, Inc., Zila Pharmaceuticals, Inc., Zila Nutraceuticals, Inc., and Zila Swab Technologies, Inc.

         "Custodian" means the Trustee, as the custodian under the Pledge Agreement.

         "Date of Issuance" means the date on which the executed Letter of Credit is delivered to the Trustee.

         "Debt" means (A) obligations for borrowed money, (B) obligations representing the deferred purchase price of property other than trade accounts payable arising in, and on terms customary in, the ordinary course of Borrower's business, (C) obligations under conditional sales agreements, (D) obligations under leases of personal property that may be capitalized on the balance sheet of Borrower, and (E) the unpaid principal amount of loans and other obligations guaranteed by Borrower.

         "Deed of Trust" means that Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement to be recorded in the records of Yavapai County, Arizona, as amended from time to time, from the Borrower as trustor for the benefit of WFBC with respect to the Real Property.

         "Default Rate" means a fluctuating interest rate equal at all times to two percent (2 %) per annum above the Variable Rate in effect from time to time.

         "Dollars" and the sign "$" mean lawful currency of the United States of America.

         "Drawing" means a drawing made under the Letter of Credit for any purpose.

         "Equipment": See Recital A hereof.

         "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations and published interpretations thereunder, as in effect from time to time.

         "Event of Default" means one of the events defined as such in Section
9.1 hereof.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Expiration Date": See the Letter of Credit.

         "Facility Fee" means a fee equal to an annual rate of one and one-half percent (1.5%) of the Available Amount. The Facility Fee shall be calculated on the balances in effect on each day of a calendar quarter. The Facility Fee shall be nonrefundable under any circumstances.

         "Financial Covenants" means those covenants described in Section 6.19.

         "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof and which are consistently applied for all periods after the date hereof so as to properly reflect the financial condition, and the results of operations and changes in financial position, of the Borrower, including without limitation accounting rules promulgated pursuant to Regulations S-X and S-K, except that any accounting principle or practice required to be changed by the said Accounting Principles Board or Financial Accounting Standards Board (or other appropriate board or committee of the said Boards) in order to continue as a generally accepted accounting principle or practice may be so changed.

         "Governmental Authority" means any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental authority having jurisdiction over Borrower or any of its business, operations or properties.

         "Guarantee": See Section 4.3 hereof.

         "Guarantor" means Zila, Inc., a Delaware corporation.

         "Improvements" mean the 65,000 square foot manufacturing facility constructed with the Bond proceeds.

         "Indenture" means the Trust Indenture dated as of March 1, 1999 between the Issuer and Bank One, Arizona, N.A., now J.P. Morgan Trust Company, N.A.

         "Initial Payment Date" means April 1, 2004.

         "Initial Stated Amount" means $3,725,370.00.

         "Interest Portion": See the Letter of Credit.

         "Intermediary" means Wells Fargo Brokerage Services, Inc. or any successors thereto.

         "Issuer" means the Industrial Development Authority of the County of Yavapai, Arizona.

         "Land" means approximately five acres of land in Prescott, Arizona on which the Improvements have been built.

         "Letter of Credit" means the Letter of Credit Number NZS510158 issued on February 6, 2004, by the Letter of Credit Bank.

         "Letter of Credit Bank" means Wells Fargo Bank, N.A.

         "Letter of Credit Document" means the Letter of Credit, annexes thereto and any other agreements, documents or instruments relating to the Letter of Credit.

         "Lien or Encumbrance" and "Liens and Encumbrances" mean, respectively, each and all of the following: (i) any lease or other right to use; (ii) any assignment as security. conditional sale, grant in trust, lien, mortgage, pledge, security interest, title retention arrangement, other encumbrance, or other interest or right securing the payment of money or the performance of any other liability or obligation, whether voluntarily or involuntarily created and whether arising by agreement, document, or instrument, under any law, ordinance, regulation, or rule (federal, state, or local), or otherwise; and (iii) any option, right of first refusal, or other interest or right.

         "Loan Agreement" means the Loan Agreement dated as of March 1, 1999 between the Issuer and Borrower loaning the proceeds of the sale of the Series A and Series B Bonds to Borrower to purchase the Land and finance construction of the Improvements.

         "Loan Amount" means as of any day the Available Amount, less the current balance of the Sinking Fund and the Security Account.

         "Loan Documents" means this Reimbursement Agreement, the Security Documents and any other agreements, documents or instruments evidencing, guarantying, securing or otherwise relating to this Reimbursement Agreement, as such agreements, documents and instruments may be amended, modified, extended, renewed or supplemented from time to time.

         "Loan Due Date" means the day on which the WFBC has caused to be made a demand loan to Borrower by the payment of a Drawing.

         "Material Adverse Effect" means any circumstance or event which (i) has any material adverse effect upon the validity or enforceability of this Reimbursement Agreement, any other Loan Document or any Related Document, or
(ii) materially impairs the ability of Borrower to fulfill its obligations under this Reimbursement Agreement or any Related Document.

         "Net Proceeds" means net proceeds of any casualty insurance payment or condemnation award.

         "Obligation" means the obligations of Borrower under the Loan
Documents.

         "Participant(s)" means any bank(s) or other financial institutions which may purchase a participation interest from the Letter of Credit Bank in the Letter of Credit, this Reimbursement Agreement and certain of the Related Documents pursuant to a participation agreement between the WFBC and the Participant(s).

         "Payment Date" means the first day of each month.

         "Permitted Liens" means any Liens or Encumbrances permitted under any Security Document.

         "Person" means an individual, a corporation, a joint venture, a partnership, an association, a trust, a limited liability company, an unincorporated organization, or, a government, any agency, any department or political subdivision thereof.

         "Pledge Agreement" means that Custody, Pledge and Security Agreement dated as of January 30, 2004, by and among Borrower, the Custodian and the WFBC.

         "Pledged Bond" means "Pledged Bond" as defined in the Pledge Agreement.

         "Prepayment Notice Day" means the last day by which the Trustee is to receive notice to prepay Bonds in compliance with Section 2.4(b).

         "Project" means the Land, the Improvements and the Equipment.

         "Project Fund" has the meaning given it in the Indenture.

         "Real Property" means the Land and Improvements purchased and constructed by the proceeds from the Bonds.

         "Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation hereafter promulgated by said Board to replace the prior Regulation U and having substantially the same function.

         "Reimbursement Agreement" means this Reimbursement Agreement, dated as of February 6, 2004, by and between Oxycal and WFBC.

         "Related Documents" means the Letter of Credit, the Indenture, the Pledge Agreement, the Loan Agreement, the Bonds, the Security Documents and any exhibits thereto.

         "Remarketing Agent" has the meaning given it in the Indenture.

         "SEC" means the Securities and Exchange Commission.

         "Securities Control Agreement" means the collateral security agreement on the Security Account between the Intermediary, the Borrower, and the Guarantor for the benefit of WFBC.

         "Security Account": See Section 4.1(e).

         "Security Agreement" means a Security Agreement of even date herewith from the Borrower for the benefit of the WFBC.

         "Security Documents" means all of the documents required by WFBC to grant and perfect liens and security interests required by Article 4 of this Agreement.

         "Series B Bonds" means those taxable Series 1999B Bonds issued in an aggregate principal amount of $1,000,000.00 under the Indenture, of which none remain outstanding.

         "Significant Debt Agreement" means all documents, instruments and agreements executed by the Borrower evidencing, or securing any Debt (other than trade payables incurred by Borrower in the ordinary course of its business) or any guaranty in excess of $100,000.00 in outstanding principal (or principal equivalent) amount.

         "Sinking Fund": See Section 4.1(d).

         "State" means the State of Arizona.

         "Subsidiaries" means all business associations directly or indirectly controlled by the Borrower.

         "Trustee" means J.P. Morgan Trust Company, N.A., as successor to Bank One, Arizona, N.A.

         "Variable Rate" means the rate per annum, calculated on a 360-day year, equal to the sum of (i) one percent (1.00%) per annum, and (ii) the rate per annum most recently publicly announced by the Letter of Credit Bank, or its successors, in San Francisco, California, as its "prime rate," as in effect from time to time. The Variable Rate will change on each day that the "prime rate" changes. The "prime rate" is not necessarily the best or lowest rate offered by the Letter of Credit Bank, and the Letter of Credit Bank may lend to its customers at rates that are at, above, or below its "prime rate."

         "WFBC" means Wells Fargo Business Credit, Inc.

         "Work" means the work with respect to the Project.

         Section 1.2 Accounting Terms. All accounting terms used herein without definition shall be interpreted in accordance with GAAP and, except as otherwise expressly provided herein or otherwise inconsistent with the terms of this Reimbursement Agreement, all determinations herein required shall be made in accordance with GAAP.

         Section 1.3 Interpretation. All words used herein shall be construed to be of such gender or number as the circumstances require. All capitalized terms not defined herein shall have the meaning ascribed to them in the Indenture.

         Section 1.4 Relation to Other Documents. Nothing in this Reimbursement Agreement shall be deemed to amend or relieve Borrower of its obligations under any other Related Document. Except as otherwise provided herein, references to any document or instrument defined in this Article 1 are to such documents or instruments as amended or supplemented from time to time with WFBC's consent or as otherwise permitted by this Reimbursement Agreement.

                                    ARTICLE 2

                  Letter of Credit, FEES AND PAYMENT PROVISIONS

         Section 2.1       The Letter of Credit.

                           (a) Borrower hereby applies to WFBC for and WFBC authorizes and instructs the Letter of Credit Bank to issue the Letter of Credit to the Trustee.

                           (b) WFBC agrees, on the terms and conditions hereinafter set forth, to have caused to be issued the Letter of Credit by Letter of Credit Bank to the Trustee for the account of Borrower.

         Section 2.2       Fees.  Borrower agrees to pay to WFBC the following:

                           (a) The Facility Fee shall be payable on the first Business Day of each month after the Date of Issuance.

                           (b) A transfer fee of $500.00 upon each transfer of the Letter of Credit in accordance with its terms, payable on the date of the transfer.

         Section 2.3       Reimbursement.

                           (a) Each Drawing paid by Letter of Credit Bank under the Letter of Credit shall constitute a demand loan made by WFBC to Borrower on the date of such payment by Letter of Credit Bank under the Letter of Credit. Any such demand loan shall bear interest from the date of the making of such demand loan until payment in full, at the Variable Rate. Borrower agrees to pay each such demand loan, together with interest thereon, on or before the applicable Loan Due Date. No interest shall be charged if payment is received by WFBC on or before the date of the Drawing.

                           (b) After each Drawing paid by the Letter of Credit Bank for the prepayment of Bonds in accordance with Section 2.4, WFBC is hereby authorized to withdraw monies from the Sinking Fund equal to the amount of such Drawing in order to reimburse itself for such Drawing. To the extent such monies are insufficient, Borrower agrees to pay WFBC within five (5) days after written demand for any such shortfall.

                           (c)      Notwithstanding the foregoing, any
         outstanding demand loans or any amounts due WFBC hereunder not yet due and payable as of the Expiration Date shall become due and payable on such Expiration Date.

         Section 2.4       Amortization Payments.

                           (a) On each Payment Date, beginning on the Initial Payment Date, payments shall be due and payable by Borrower to WFBC in amounts equal to the Amortization Payment. Each Amortization Payment received by WFBC shall be deposited by WFBC in the Sinking Fund.

                           (b) On each anniversary of the Initial Payment Date, Borrower shall take all actions necessary under the Bond Documents to ensure that Bonds in the amount of the Amortization Payment, rounded to the next lower integral of $5,000.00, are prepaid, together with interest accrued thereon to the date of prepayment, on or about such date or, if not so permitted under the Bond Documents, then on the subsequent Bond Prepayment Date. Borrower shall send a copy of the prepayment notice sent to the Trustee for each such Bond prepayment concurrently to WFBC for its consent to such prepayment; so long as there is no Event of Default outstanding and the amount of the proposed Bond prepayment does not exceed the funds on deposit in the Sinking Fund, WFBC agrees to provide such consent promptly .

                           (c) In the event that Borrower shall fail to notify the Trustee to prepay Bonds in accordance with this Section 2.4 by noon (Phoenix, Arizona local time) on the Prepayment Notice Day, or upon the occurrence of an Event of Default and the continuation thereof, Borrower agrees that WFBC may, but is not obligated to, notify the Trustee to prepay Bonds in accordance with this Section 2.4.

         Section 2.5       Interest Rate: Default Rate.

                           (a) Borrower expressly agrees to an effective rate of interest that is the rate stated in this Article 2 plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid in connection with this Reimbursement Agreement.

                           (b) Upon an Event of Default, including failure to pay upon final maturity, WFBC, at its option, may also, if permitted under applicable law, do one or both of the following: (a) increase the applicable interest rate hereunder to the Default Rate, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided herein (including any increased rate). The interest rate will not exceed the maximum rate permitted by applicable law.

                           (c) If payment is ten (10) days or more late, Borrower will be charged five percent (5.0%) of the regularly scheduled payment or $25.00, whichever is greater, up to the maximum amount of $1,500.00 per late charge.

         Section 2.6 Increased Costs. If the compliance by Letter of Credit Bank or WFBC with any guideline or request from any central bank or other governmental authority (whether or not yet having the force of law) shall either
(A) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, Letter of Credit Bank or WFBC or (B) impose on Letter of Credit Bank or WFBC any other condition regarding this Reimbursement Agreement, the Letter of Credit, any amount outstanding hereunder or any Drawing, and the result of any event referred to in clause (A) or (B), above, shall be to increase the cost to Letter of Credit Bank or WFBC of maintaining the Letter of Credit or agreeing to make or making, funding or maintaining any Drawing, then, upon demand by WFBC, Borrower shall pay to WFBC, from time to time as specified by WFBC, additional amounts which shall be sufficient to compensate the Letter of Credit Bank and WFBC for such increased cost. A certificate setting forth such increased cost incurred by Letter of Credit Bank or WFBC as a result of any event referred to above, submitted by WFBC to Borrower, shall constitute such demand.

         Section 2.7 Computations. Computations of the Variable Rate, the Default Rate and the fees under Section 2.2 hereof shall be made by WFBC on the basis of a year of 360 days; for the actual number of days (including the first day but excluding the last day) elapsed.

         Section 2.8 Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall not in such case be included in the computation of interest, commission or fee, as the case may be.

         Section 2.9       Payments by Borrower. Except as provided in Section
2.11 hereof, all payments by Borrower to WFBC hereunder shall be nonrefundable and made in lawful currency of the United States and in immediately available funds. Amounts payable to WFBC hereunder shall be made at WFBC's address specified in Section 12.5 hereof or at such other location as WFBC may notify Borrower in writing, not later than 3:00 p.m. (Phoenix, Arizona local time), on the date payment is due. Any payment received by WFBC after 3:00 p.m. (Phoenix, Arizona local time) shall be deemed to have been received by WFBC on the next Business Day.

         Section 2.10 Maintenance of Accounts. WFBC shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of Borrower and the amounts payable and paid from time to time hereunder. In any legal action or proceeding in respect of this Reimbursement Agreement, the entries made in such account or accounts shall be presumptive evidence of the existence and amounts of the obligations of Borrower therein recorded, absent manifest error. The failure to record any such amount shall not, however, limit or otherwise affect the obligations of Borrower hereunder to repay all amounts owed hereunder, together with all interest accrued thereon as provided in this Article 2.

         Section 2.11 Application of Funds. Except as otherwise expressly provided herein, unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges; provided, however, upon delinquency or other default, WFBC reserves the right to apply payments among principal, interest, late charges; collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as WFBC may from time to time determine in its sole discretion.

                                    ARTICLE 3

                              CONDITIONS PRECEDENT

         Section 3.1       Conditions Precedent to the Issuance of the Letter of
Credit: Documents. As a condition precedent to the issuance of the Letter of Credit, WFBC shall have received, on or before the Date of Issuance, the following items in form and substance satisfactory to WFBC and its Counsel:

                           (a) This Reimbursement Agreement, duly executed and delivered by Borrower to WFBC.

                           (b) The Pledge Agreement, duly executed by Borrower and the Custodian.

                           (c) The Security Agreement, duly executed by the Borrower.

                           (d) Security agreements with respect to the Sinking Fund substantially in the form of Exhibit 5, and the Security Account substantially in the form of Exhibit 6, duly executed by the Borrower.

                           (e)      The Guarantee, duly executed by the
         Guarantor.

                           (f) Copies of the Articles of Incorporation and bylaws of Borrower and Guarantor and all amendments thereto, together with evidence of good standing in the state of incorporation, together with proper corporate resolutions and certificates and such other documents as WFBC may require relating to the existence and good standing of Borrower and of Guarantor and the authority of any person executing documents on behalf of Borrower and of Guarantor.

                           (g) An opinion of counsel to Borrower and Guarantor acceptable to WFBC.

                           (h) Current financial statements of Borrower and Guarantor.

                           (i) Executed copies of the Bond Documents together with copies of the written opinions of Bond Counsel as to the tax-exempt nature of the Bonds and as to other matters as the Issuer, the Trustee and the purchaser of the Bonds may require and a reliance letter addressed to WFBC from Bond Counsel, allowing WFBC to rely on such opinions.

                           (j) Payment of WFBC's fees and expenses and its Counsel's fees and expenses incurred to the Date of Issuance pursuant to this Reimbursement Agreement. Borrower agrees to pay to WFBC within fifteen (15) days of written notice all fees, expenses and Counsel's fees and expenses subsequently incurred by WFBC (including those of the Letter of Credit Bank) pursuant to this Reimbursement Agreement.

                           (k) Such other documents, instruments, approvals and, if requested by WFBC, certified duplicates of executed copies thereof, and opinions as the Bank may reasonably request.

                           (l) The Deed of Trust substantially in the form of Exhibit 2, duly executed and delivered to WFBC by Borrower.

                           (m)      The Appraisal of the Project.

                           (n) A current survey of the Real Property by a licensed surveyor acceptable to WFBC describing the boundaries of the Real Property and Showing all means of ingress and egress, rights-of-way, easements (each of which shall be identified by docket and page or recording number where recorded) and all other customary and relevant information pursuant to ALTA standards and any title company requirements. All surveys shall be certified to WFBC and the title company issuing the Title Policy described below.

                           (o) An ALTA extended coverage mortgagee's title insurance policy [ALTA Loan Policy - 1970 (Rev. 10-17-70)] or similar policy acceptable to WFBC (the "Title Policy"), with such endorsements as WFBC may require, issued by a title insurance company satisfactory to WFBC in the amount of the Initial Stated Amount insuring the lien of the Deed of Trust to be a first and prior lien upon the Real Property and Improvements as security for all Advances pursuant to the terms of this Agreement, subject only to such exceptions as WFBC may expressly approve in writing.

                           (p)      An environmental questionnaire and
         disclosure statement completed and signed by Borrower covering the current and former condition and uses of the Real Property and adjacent property, and a current preliminary environmental assessment (Phase I assessment) of the Real Property and adjacent property, plus any sampling and analysis (Phase II assessment) or special limited assessment that WFBC may require after review of the Phase I assessment, together with any other environmental investigations and reports that WFBC may reasonably require, all of which shall be by an environmental consulting firm acceptable to WFBC and none of which shall reveal any existing or potential environmental condition materially adversely affecting the use or value of the Real Property.

                           (q) Evidence that the Real Property is properly zoned for the Improvements and their intended use and that such zoning is final and not subject to challenge.

                           (r)      Policies of insurance as required by Section
         6.7.

                           (s) A flood location certificate together with evidence whether the Real Property, or any part thereof, lies within a "special flood hazard area" as designated on maps prepared by the Department of Housing and Urban Development.

                           (t) Evidence that all utilities and services to the Real Property and Improvements, including without limitation water, sewer, gas, electric and telephone, are available, and are provided in amounts that are sufficient to service the Improvements for their intended use.

                           (u) To the extent applicable, evidence that each type of offsite improvement for the Real Property has been completed and has been certified and/or accepted by any municipality, utility, county or other governmental entity whose certification or acceptance thereof is required.

                           (v) Copies of all lease agreements, if any, affecting the Real Property and Improvements.

                           (w) Copies of all other agreements between Borrower and any architects, engineers, managers or supervisors related to the construction, maintenance, repair, leasing, management and operation of the Real Property and Improvements, together with written agreements by such persons or entities that they will perform for WFBC the services contracted to Borrower, notwithstanding the occurrence of any Event of Default and any trustee's sale or foreclosure of the Deed of Trust (provided that such persons or entities continue to receive payments under their respective contracts), and the consent of such persons or entities to the collateral assignment by Borrower to WFBC of their respective contracts.

                           (x) Evidence that all taxes and assessments levied against or affecting the Real Property have been paid current, together with, if required by WFBC, a Type B tax service contract for the Real Property.

                           (y) An Environmental Indemnity Agreement, substantially in the form attached hereto as Exhibit 4, duly executed by Borrower.

                           (z) Evidence that there exists adequate legal ingress and egress to the Project.

                           (aa) An Arizona UCC-1 Financing Statement substantially in the form of Exhibit 3.

                           (bb) Such other documents, instruments, approvals and, if requested by the WFBC, certified duplicates of executed copies thereof, and opinions as the WFBC may reasonably request.

         Section 3.2 Conditions Precedent to the Issuance of the Letter of Credit. As a condition precedent to the issuance of the Letter of Credit, the following shall be true and correct in all respects:

                           (a) No Event of Default shall result from the delivery of this Reimbursement Agreement.

                           (b) Since the date of the most recent financial statements provided to the WFBC with respect to the Borrower and the Guarantor, no material change shall have occurred in the business or financial condition of any thereof.

                           (c) The Bonds shall be outstanding in accordance with the Bond Documents.

                                    ARTICLE 4

                          SECURITY DOCUMENTS; GUARANTEE

         Section 4.1 Security. Borrower shall cause its obligations under this Reimbursement Agreement to be secured as follows:

                           (a) Pledge Agreement. At all times, by the Pledge Agreement.

                           (b) Deed of Trust. At all times, by the Deed of Trust constituting:

                                    (i)      A first and prior lien on the
                  Project, subject only to such matters as specifically approved by WFBC therein;

                                    (ii)     A valid and effectual assignment of
                  rents and leases covering the Project;

                                    (iii)    A valid and effectual security
                  agreement granting WFBC a first and prior security interest in all of the property described in the Deed of Trust, subject only to such matters as specifically approved by the WFBC therein;

                  together with valid and effectual assignments of Borrower's interest in all construction, architect, operating, management and supervision agreements, and all other documents relating to the ownership, development, construction, maintenance, leasing, management and operation of the Project; and together with any UCC financing statements for filing and/or recording and any other items required by WFBC to fully perfect the liens and security interests of WFBC;

                  Provided, that so long as the Bank One Letter of Credit is outstanding as credit enhancement for the Bonds, WFBC's lien on the Project shall be subordinate to the lien securing the obligation to reimburse draws under, and pay other amounts due with respect to, the Bank One Letter of Credit.

                           (c) Security Agreement. At all times, by the Security Agreement, granting WFBC a first and prior security interest in all of the property described in the Security Agreement, subject only to such matters as specifically approved by WFBC therein.

                           (d) Sinking Fund. Borrower hereby establishes with the Letter of Credit Bank a bank controlled account (the "Sinking Fund") as follows:

                                    (i)      Borrower agrees to deposit in the
                  Sinking Fund the Amortization Payments in accordance with
                  Section 2.4.

                                    (ii)     The Sinking Fund shall be in the
                  name of Borrower (as a bank controlled account) with all interest, if any, earned on the Sinking Fund credited thereto, but under the sole dominion and control of Letter of Credit Bank and shall be invested in accordance with subparagraph
                  (ix) herein below, as mutually agreed to by Borrower and WFBC in investments of at least investment grade.

                                    (iii)    Borrower hereby pledges to, and
                  grants to, WFBC a security interest in the Sinking Fund and all proceeds thereof, as security for the performance of the obligations of Borrower hereunder.

                                    (iv)     Upon the occurrence and during the
                  continuation of an Event of Default that remains uncured, WFBC may apply any funds on deposit in the Sinking Fund to the payment of any unpaid Drawings under the Letter of Credit, in such order as the WFBC may determine in its sole discretion.

                                    (v)      Neither the Borrower nor any person
                  or entity claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Sinking Fund. Such funds shall be applied by WFBC in accordance with
                  Section 2.3 or with this Paragraph (d).

                                    (vi)     On the Expiration Date, the WFBC
                  shall apply funds then held in the Sinking Fund to the payment of any amounts owed WFBC by Borrower, with the remainder to be disbursed to Borrower.

                                    (vii)    Borrower agrees that it will not
                  create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Sinking Fund, except as provided in or contemplated by this Reimbursement Agreement.

                                    (viii)   WFBC shall exercise reasonable care
                  in the custody and presentation of any funds held in the Sinking Fund and shall be deemed to have exercised such care if such funds are accorded treatment substantially similar to that which Letter of Credit Bank accords the property of its customers, it being understood that WFBC or Letter of Credit Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

                                    (ix)     To the extent necessary to maintain
                  interest on the Series A Bonds exempt from federal income taxation under Section 103 of the Code, investment of the Sinking Fund may be restricted in yield or to certain types of investments upon written direction of Borrower.

                                    (x)      WFBC agrees to keep adequate
                  records of the investment of any funds in the Sinking Fund and to provide such records to Borrower upon request no more frequently than monthly.

                           (e)      Security Account. Borrower hereby
establishes with the Intermediary a security account (the "Security Account") as follows:

                                    (i)      Borrower agrees to deposit in the
                  Security Account monies to the extent required by Section 7.9.

                                    (ii)     The Security Account shall be in
                  the name of Borrower with all interest, and earnings, if any, earned on the Security Account credited thereto, but under the sole dominion and control of WFBC and shall be invested in accordance with subparagraph (ix) herein below, as mutually agreed to by Borrower and WFBC in investments of at least investment grade.

                                    (iii)    Borrower hereby pledges to, and
                  grants to, WFBC a security interest in the Security Account and all proceeds thereof, as security for the performance of the obligations of Borrower hereunder.

                                    (iv)     Upon the occurrence and during the
                  continuation of an Event of Default that remains uncured, WFBC may apply any funds on deposit in the Security Account to the payment of any unpaid Drawings under the Letter of Credit, in such order as the WFBC may determine in its sole discretion.

                                    (v)      Neither the Borrower nor any person
                  or entity claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Security Account. Such funds shall be applied by WFBC in accordance with Section 2.3 or with this Paragraph (e).

                                    (vi)     On the Expiration Date, WFBC shall
                  apply funds then held in the Security Account to the payment of any amounts owed WFBC by Borrower, with the remainder to be disbursed to Borrower.

                                    (vii)    Borrower agrees that it will not
                  create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to the Security Account, except as provided in or contemplated by this Reimbursement Agreement.

                                    (viii)   WFBC shall exercise reasonable care
                  in the custody and presentation of any funds held in the Security Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially similar to that which Letter of Credit Bank accords the property of its customers, it being understood that Letter of Credit Bank or WFBC shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

                                    (ix)     To the extent necessary to maintain
                  interest on the Bonds exempt from federal income taxation under Section 103 of the Code, investment of the Security Account may be restricted in yield or to certain types of investments upon written direction of Borrower.

                                    (x)      WFBC agrees to keep adequate
                  records of the investment of any funds in the Security Account and to provide such records to Borrower upon request no more frequently than monthly.

         Section 4.2 Security Documents. All of the documents required by WFBC to grant and perfect the liens and security interests required by this
Article 4 shall be in form satisfactory to WFBC and may be referred to herein as the "Security Documents."

         Section 4.3 Guarantee. Borrower shall cause its obligations under this Reimbursement Agreement to be guaranteed at all times pursuant to an Unconditional Guarantee of Payment and Performance (the "Guarantee") from the Guarantor for the benefit of WFBC.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

         To induce WFBC to cause to be issued the Letter of Credit by Letter of Credit Bank, Borrower hereby represents and warrants to WFBC that:

         Section 5.1 Organization and Good Standing. It is duly organized, validly existing and in good standing in all states in which the nature of its business and property makes such qualifications necessary or appropriate. It has the legal power and authority to own its properties and assets and to transact the business in which it is engaged and is or will be qualified in those states wherein the nature of its proposed business and property will make such qualifications necessary or appropriate in the future.

         Section 5.2 Authorization and Power. It has the corporate power and requisite authority to execute, deliver and perform this Reimbursement Agreement, the Letter of Credit and the other Loan Documents to be executed by it; it is duly authorized to, and has taken all action, corporate or otherwise, necessary to authorize it to, execute, deliver and perform this Reimbursement Agreement, the Letter of Credit and such other Loan Documents and is and will continue to be duly authorized to perform this Reimbursement Agreement, the Letter of Credit and such other Loan Documents.

         Section 5.3 No Conflicts or Consents. Neither the execution and delivery of this Reimbursement Agreement, the Letter of Credit or the other Loan Documents to which it is a party, nor the consummation of any of the transactions herein or therein contemplated, nor compliance with the terms and provisions hereof or with the terms and provisions thereof, (a) will materially contravene or conflict with: (i) any provision of law; statute or regulation to which it is subject, (ii) any judgment, license, order or permit applicable to it, (iii) any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it may be bound, or to which it may be subject, or (b) will violate any provision of its Articles of Incorporation. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required in connection with the execution and delivery by it of the Loan Documents or to consummate the transactions contemplated hereby or thereby, or if required, such consent, approval, authorization or order shall have been obtained.

         Section 5.4 Enforceable Obligations. This Reimbursement Agreement, the Letter of Credit and the other Loan Documents are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws or equitable principles of general application relating to the enforcement of creditors' rights.

         Section 5.5 Accurate Information. All information in any loan application, financial statement, certificate, or other document, and all other information delivered by or on behalf of Borrower to WFBC is materially correct and complete, and there are no omissions therefrom that result in any such information being materially incomplete, incorrect, or misleading as of the date thereof. There has been no Material Adverse Effect relative to Borrower since the date of such information. All financial statements heretofore delivered to WFBC by the Borrower were prepared on an accrual basis in accordance with GAAP and accurately present the financial conditions and results of operations as at the dates thereof and for the periods covered thereby.

         Section 5.6 Purpose of Advances. The purpose of the Advances is as set forth in Recital A. The purpose of the Advances is a business purpose and not a personal, family, or household purpose.

         Section 5.7 Legal Proceedings: Hearings; Inquiries; and Investigations. Except as disclosed to WFBC in writing prior to the date of this Agreement, (i) no legal proceeding is pending or, to best knowledge of Borrower, threatened before any arbitrator, other private adjudicator, or Governmental Authority to which Borrower is a party or by which Borrower or any assets or property of Borrower may be bound or affected that if resolved adversely to Borrower could result in a Material Adverse Effect, and to the best knowledge of Borrower, there exist no facts that would form any basis for any of the foregoing, and (ii) no hearing, inquiry, or investigation relating to Borrower or any assets or property of Borrower is pending or, to the best knowledge of Borrower, threatened by any Governmental Authority.

         Section 5.8 No Event of Default. No Event of Default has occurred and is continuing.

         Section 5.9 Approvals and Permits; Assets and Property. Borrower has obtained and there are in full force and effect all Approvals and Permits necessary for the conduct of the business of the Borrower. Borrower owns or leases all assets and property necessary for conduct of the business and operations of Borrower (including, without limitation, the Real Property). Such assets and property (including, without limitation, the Real Property) are not subject to any liens and encumbrances, other than the Permitted Exceptions (as defined in the Deed of Trust).

         Section 5.10 Taxes. The Borrower has filed or caused to be filed all returns and reports which are required to be filed by any jurisdiction, and has paid or made provision for the payment of all taxes, assessments, fees or other governmental charges imposed upon its properties, income or franchises, as to which the failure to file or pay would have a Material Adverse Effect, except such assessments or taxes, if any, which are being contested in good faith by appropriate proceedings.

         Section 5.11 ERISA. The Borrower is, in all material respects, in compliance with ERISA. No Reportable Event or Prohibited Transaction (as defined in ERISA) or termination of any plan has occurred and no notice of termination has been filed with respect to any plan established or maintained by the Borrower and subject to ERISA. The Borrower has not incurred any material funding deficiency within the meaning of ERISA or any material liability to the Pension Benefit Guarantee Corporation in connection with any such plan established or maintained by the Borrower. The Borrower is not a party to any Multiemployer Plan (as defined in ERISA).

         Section 5.12 Compliance With Law. The Borrower is in substantial compliance with all laws, rules, regulations, orders and decrees that are applicable to it, or its properties, noncompliance with which would have a Material Adverse Effect.

         Section 5.13 Recitals. The recitals and statements of intent with respect to Borrower appearing in this Reimbursement Agreement are true and correct.

         Section 5.14 Security Documents. The liens, security interests and assignments created by the Security Documents will, when granted, be valid, effective and enforceable liens, security interests and assignments, except to the extent (if any) otherwise agreed in writing by WFBC.

         Section 5.15 Survival. All representations and warranties made herein shall survive the execution of this Reimbursement Agreement and the execution and delivery of all other documents and instruments in connection with the Letter of Credit, so long as WFBC has any commitment to Borrower hereunder and, until all indebtedness hereunder have been paid in full and all of Borrower's obligations hereunder have been fully discharged.

         Section 5.16 Advances. Each request for an Advance or a Drawing shall constitute an affirmation that the representations and warranties contained herein are true and correct as of the time of such request. All representations and warranties made herein shall survive the execution of this Reimbursement Agreement, all Advances and the execution and delivery of all other documents and instruments in connection with the Letter of Credit and/or this Reimbursement Agreement, so long as WFBC has any commitment to lend hereunder and until the Obligations have been paid in full and all of Borrower's obligations under this Reimbursement Agreement, the Letter of Credit and all Security Documents have been fully discharged.

         Section 5.17 Not Subordinated. The obligations of Borrower under this Reimbursement Agreement are not subordinated in right of payment to any other obligation of Borrower subject, however, to the obligation to reimburse amounts drawn under or costs with respect to the Bank One Letter of Credit.

         Section 5.18 No Stock Purchase. No part of the proceeds of any financial accommodation made by WFBC in connection with this Reimbursement Agreement will be used to purchase or carry "margin stock," as that term is defined in Regulation U, or to extend credit to others for the purpose of purchasing or carrying such margin stock.

         Section 5.19 Solvent. Borrower (both before and after giving effect to the obligations contemplated hereby) is solvent, has assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has, and reasonably believes it will have, access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

         Section 5.20 Representations and Warranties Upon Delivery of Financial Statements Documents and Other Information. Each delivery by Borrower to WFBC of financial statements, other documents, or information after the date of this Reimbursement Agreement (including, without limitation, documents and information delivered in obtaining an Advance) shall be a representation and warranty that such financial statements, other documents, or information is materially correct and complete, that there are no omissions therefrom that result in such financial statements, other documents, or information being materially incomplete, incorrect, or misleading as of the date thereof, and that such financial statements accurately present the financial condition and results of operations of Borrower as at the dates thereof and for the periods covered thereby.

         Section 5.21 Environmental Matters. Borrower, to the best of its knowledge, is in compliance in all material respects with all applicable environmental, health and safety statutes and regulations and Borrower does not have any material contingent liability in connection with any improper treatment, storage, disposal or release into the environment of any hazardous or toxic waste or substance.

         Section 5.22 Investment Company Act. Borrower is not, and is not directly or indirectly controlled by, or acting on behalf of, any person which is, an "Investment Company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 5.23 Satisfaction of Conditions Precedent Under the Credit and Security Agreement. Borrower warrants and agrees that on or before August 31, 2004, all of the "Conditions Precedent" as defined in the Credit and Security Agreement will be satisfied, or in WFBC's sole and absolute discretion, waived in writing by WFBC.

                                    ARTICLE 6

                              AFFIRMATIVE COVENANTS

         So long as the Expiration Date has not occurred or any amount is due or owing to WFBC under this Reimbursement Agreement, Borrower will, unless WFBC shall otherwise consent in writing in WFBC's absolute and sole discretion, comply with each of the covenants contained in this Article 6.

         Section 6.1 Maintain Existence and Management. The Borrower shall maintain in full force and effect all material rights and licenses necessary to carry on its business, the failure of which would have a Material Adverse Effect. The Borrower shall maintain its present existence.

         Section 6.2 Books and Records; Access By WFBC. The Borrower will maintain a single, standard, modern system of accounting (including, without limitation, a single, complete, and accurate set of books and records of its assets, business, financial condition, operations, property, prospects, and results of operations) in accordance with good accounting practices. During business hours and upon reasonable notice, the Borrower will give representatives of WFBC access to all assets, property, books, records and documents of the Borrower and will permit such representatives to inspect such assets and property and to audit, copy, examine, and make excerpts from such books, records, and documents.

         Section 6.3       Reporting Requirements.

                           (a) Within ninety (90) days after the close of each fiscal year of Guarantor and within forty-five (45) days after the close of each fiscal quarter of Guarantor, beginning with that fiscal year and quarter that includes the Date of Issuance, Borrower shall cause Guarantor to deliver to the WFBC consolidating and consolidated financial statements of Guarantor, including a balance sheet, statement of income and expenses and statement of cash flows, all in reasonable detail and prepared according to GAAP. All quarterly statements shall be company prepared, certified by the chief financial officer of Guarantor, or other officer of Guarantor satisfactory to WFBC, and accompanied by its Form 10Q filing with the SEC. Annual consolidated statements shall be audited by an independent certified public accountant, certified by the chief financial officer of Guarantor, or other officer of Guarantor satisfactory to WFBC, and accompanied by its Form 10K filing with the SEC. When requested by WFBC, Borrower shall promptly deliver, in writing, such further information as WFBC may reasonably request relating to any such financial statements.

                           (b) When requested by the WFBC, the Borrower and Guarantor shall promptly deliver, in writing, to WFBC such additional financial information and financial statements as WFBC may reasonably request.

         Section 6.4 Law; Judgments; Material Agreements; Approvals and Permits. Borrower shall comply in all material respects with all laws, ordinances, regulations, and rules (federal, state, and local) and all judgments, orders, and decrees of any arbitrator, other private adjudicator, or Governmental Authority relating to Borrower, the Project, or the assets, business, operations, or property of Borrower. Borrower shall comply in all material respects with all material agreements, documents, and instruments to which Borrower is a party or by which Borrower or the Project is bound or affected. Borrower shall comply in all material respects with all conditions and requirements of all Approvals and Permits. Borrower shall obtain and maintain in effect from time to time all Approvals and Permits required for the business activities and operations then being conducted by Borrower in the Project.

         Section 6.5 Payment of Taxes and Other Debt. It will pay and discharge (i) all income taxes and payroll taxes, (ii) all taxes, assessments; fees and other governmental charges imposed upon it or upon its income or profits, or upon the Project, before delinquent, which become due and payable, and (iii) all lawful claims (including claims for labor, materials and supplies), which, if unpaid, might become a Lien upon any property subject to the Security Documents, provided, however, that it shall not be required to pay any such tax, assessment, charge, levy or claims if and so long as the amount, applicability or validity thereof shall currently be contested in good faith by appropriate actions and appropriate accruals and reserves therefor have been established in accordance with GAAP.

         Section 6.6 Assets and Property. Borrower will maintain, keep, and preserve the Project in good working order and condition, ordinary wear and tear excepted.

         Section 6.7 Insurance. As of the Date of Issuance, the following insurance shall be obtained and maintained thereafter and all related premiums shall be paid as they become due:

                           (a) Property. Insurance of the Project against damage or loss by fire, lightning, and other perils, on an all-risks basis, such coverage to be in an amount not less than the full insurable value on a replacement cost basis of the Project.

                           (b) Liability. Commercial general liability insurance protecting Borrower and WFBC against loss or losses from liability imposed by law or assumed in any agreement, document, or instrument and arising from bodily injury, death, or property damage with a limit of liability of not less than $1,000,000.00 per occurrence and $1,000,000.00 general aggregate. Also, "umbrella" excess liability insurance in an amount not less than $10,000,000.00. Such policies must be written on an occurrence basis so as to provide blanket contractual liability, broad form property damage coverage, and coverage for products and completed operations. In addition, there shall be obtained and maintained business motor vehicle liability insurance protecting Borrower and WFBC against loss or losses from liability relating to motor vehicles owned, non-owned, or hired used by Borrower, any contractor, any subcontractor, or any other Person in any manner related to the Project with a limit of liability of not less than $1,000,000.00 (combined single limit for personal injury (including bodily injury and death) and property damage).

                           (c) Flood. A policy or policies of flood insurance in the maximum amount of flood insurance available with respect to the Project under the Flood Disaster Protection Act of 1973, as amended. This requirement will be waived upon presentation of evidence satisfactory to WFBC that no portion of the Project is located within an area identified by the U.S. Department of Housing and Urban Development as having special flood hazards.

                           (d)      Workman's Compensation. Workman's
         compensation insurance, disability benefits insurance, and such other forms of insurance as required by law covering loss resulting from injury, sickness, disability, or death of employees of Borrower, any contractor, and any subcontractor located on or assigned to the Project. Borrower shall cause each contractor and each subcontractor having employees located on or assigned to the Project to obtain and maintain this same coverage for all eligible employees.

                           (e) Additional Insurance. Borrower shall obtain and maintain such other policies of insurance as WFBC, may reasonably request in writing.

                           (f) Other. All policies for required insurance shall be in form and substance reasonably satisfactory to WFBC. Required insurance may be provided under any blanket insurance policy. All required insurance shall be procured and maintained in financially sound and generally recognized responsible insurance companies selected by Borrower and approved by WFBC. Such companies must be authorized to write such insurance in the State of Arizona. Each company shall be rated "A" or better by A.M. Best Co., in Bests' Key Guide, or such other rating acceptable to WFBC in WFBC's absolute and sole discretion. All property policies evidencing required insurance shall name WFBC as first mortgagee and loss payee. All liability policies evidencing required insurance shall name WFBC as additional insured. The policies shall not be cancelable as to the interests of the WFBC due to the acts of Borrower. The policies shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to WFBC.

                           (g) Evidence. The original or a certified copy of each insurance policy or, if acceptable to WFBC in its absolute and sole discretion, certificates of insurance evidencing that such insurance is in full force and effect, shall be delivered to WFBC, together with proof of the payment of the premiums thereof. At least thirty (30) days prior to the expiration of each such policy, Borrower shall furnish WFBC evidence that such policy has been renewed or replaced in the form of the original or a certified copy of the renewal or replacement policy or, if acceptable to WFBC in its absolute and sole discretion, a certificate reciting that there is in full force and effect, with a term covering at least the next succeeding calendar year, insurance of the types and in the amounts required in this
         Section 6.7.

         Section 6.8 Notice of Default. Borrower shall promptly give notice in writing to WFBC of (i) the occurrence of any Event of Default, (ii) any change in the name of Borrower or the majority ownership interest in Borrower, (iii) any uninsured or partially insured loss through fire, theft, liability, or property damage with respect to the Project that could have a Material Adverse Effect, or (iv) any actions, suits or proceedings involving Borrower that could have a Material Adverse Effect.

         Section 6.9 ERISA. The Borrower will fund each Defined Benefit Plan and Defined Contribution Plan (as such terms are defined in ERISA) established or maintained by the Borrower so that there is never an Accumulated Funding Deficiency (as defined in Section 412 of the Internal Revenue Code of 1986, as amended).

         Section 6.10 Appraisals. In addition to an initial Appraisal to be obtained by WFBC at Borrower's expense, WFBC shall have the right to order Appraisals of the Project at Borrower's expense upon the occurrence of any Event of Default. Each Appraisal is subject to review and approval by WFBC. Borrower agrees upon demand by WFBC to pay to WFBC the cost and expense incurred by WFBC for any such Appraisals required by WFBC as a result of the occurrence of an Event of Default and a fee prescribed by WFBC for review of each Appraisal by WFBC.

         Section 6.11 Special District. Borrower shall immediately give notice to WFBC of any written notification received from any municipality or other third party of any intent or proposal to include all or any part of the Project in a special district. WFBC shall have the right to file a written objection to the inclusion of all or any part of the Project in a special district, either in its own name or in the name of Borrower, and to appear at, and participate in, any hearing with respect to the formation of any such district.

         Section 6.12 Miscellaneous. Any inspections or determinations made by WFBC or lien waivers, receipts, or other instruments obtained by WFBC are made or obtained solely for WFBC's own benefit and not in any way for the benefit or protection of Borrower. WFBC may accept and rely on any information from the architect, any other Person providing labor, materials, or services for the Improvements, Borrower, or any other Person as to labor or materials furnished or incorporated in the Project and the cost and payment therefor and as to all other matters relating to construction of the Improvements and the Project without the necessity of verifying such information. WFBC has no obligation to Borrower to ensure compliance by the contractor, the architect, or any other Person in carrying out construction of the Improvements.

         Section 6.13 Use of Proceeds of Advances. Borrower shall use proceeds of Advances only for the purposes described in the Recitals.

         Section 6.14 Cross-Collateralization. At WFBC's request at any time and from time to time, Borrower agrees to execute and deliver such additional agreements, documents, and instruments as WFBC determines to be necessary or appropriate so that all Collateral shall also secure any or all (as determined by WFBC) other obligations of Borrower to WFBC and/or so that any or all property, interests in property, and rights to property (as selected by WFBC) securing other obligations of Borrower to WFBC also secure the Obligations. Borrower agrees to pay all costs, expenses, and fees incurred by WFBC in connection with any and all such cross-collateralization requests by WFBC (including, without limitation, costs, expenses, and fees of WFBC's attorneys).

         Section 6.15 Further Assurances. Borrower shall promptly execute, acknowledge, and deliver such additional agreements, documents, and instruments and do or cause to be done such other acts as WFBC may reasonably request from time to time to better assure, preserve, protect, and perfect the interest of WFBC in the Collateral and the rights and remedies of WFBC under the Loan Documents.

         Section 6.16 Satisfaction of Conditions. Borrower will perform all of its obligations and satisfy all conditions under the Loan Documents at its sole cost and expense.

         Section 6.17 Financial Covenants. Except as otherwise noted, all capitalized terms in this Section 6.17 not defined in this Reimbursement Agreement shall have the meanings determined in accordance with GAAP. In addition, except as otherwise noted, all financial computations shall be made in accordance with GAAP. Until the Expiration Date and until the Obligations are paid and performed in full, Borrower agrees that, unless WFBC otherwise agrees in writing in WFBC's absolute and sole discretion, Borrower shall maintain a minimum debt coverage ratio of 1.20 to 1.0. This ratio shall be calculated by dividing (i) Borrower's net income after taxes and before amortization and depreciation, by (ii) the current portion of its Debt for the prior period. This ratio shall be complied with by Borrower at the end of any fiscal year.

         Section 6.18 Change in Ownership. Should there be a Change in Ownership as to Borrower, the Obligations shall be immediately due and payable.

                                    ARTICLE 7

                               NEGATIVE COVENANTS

         So long as the Expiration Date has not occurred or any amount is due or owing to WFBC under this Reimbursement Agreement, unless WFBC shall otherwise consent in writing, in WFBC's absolute and sole discretion, Borrower shall comply with each of the negative covenants contained in this Article 7:

         Section 7.1 Corporate Restrictions. The Borrower shall not be dissolved or liquidated. The Borrower shall not amend, modify, restate, supplement, or terminate its Articles of Incorporation in any manner that would result in a Material Adverse Effect.

         Section 7.2 Merger, Sale of Assets. Borrower will not, without WFBC's prior written reasonable consent: (i) sell, lease, transfer or dispose of substantially all of its assets to another entity except in the ordinary course of its business; or (ii) consolidate with or merge into another entity, permit any other entity to merge into it or consolidate with it, or permit any transfer of the majority ownership of, or power to control, Borrower if the surviving entity would have a lesser net worth than prior to such action.

         Section 7.3 Liens. Borrower shall not create or suffer to be created any Lien or Encumbrance on any property encumbered by the Security Documents except for Permitted Liens.

         Section 7.4 Transfer Collateral. Except in the ordinary course of its business, and except for Permitted Liens, it will not assign, transfer or convey any of its right, title and interest in the Collateral (whether real or personal) encumbered by the Security Documents.

         Section 7.5 Amendments. Borrower shall not amend, modify or supplement, or agree to any amendment or modification of, or supplement to, any of the Bond Documents.

         Section 7.6 Optional Redemption. Borrower shall not declare, instruct the Trustee to declare or permit an optional redemption of the Bonds pursuant to the Indenture, except for Amortization Payments, unless such optional redemption will be funded without a Drawing.

         Section 7.7 Conversion. Unless Borrower has received a commitment satisfactory to WFBC for a substitute letter of credit or has delivered to the Trustee a substitute letter of credit, Borrower shall not elect to have the interest rate on the Bonds converted from the Weekly Interest Rate mode to another Interest Rate Mode.

         Section 7.8 Dividends. Borrower shall not declare or pay any cash dividends.

         Section 7.9       Maximum Commitment Amount:

                           (a) On and after March 11, 2004, Borrower shall not allow the Available Amount to exceed the sum of the following (the "Maximum Commitment Amount"):

                                    (i)      an amount equal to seventy-five
                  percent (75.0%) of the appraised market value of the Real Property;

                                    (ii)     the balance of funds on deposit in
                  the Sinking Fund; and

                                    (iii)    the balance of funds on deposit in
                  the Security Account.

                           (b) In the event that the Available Amount exceeds the Maximum Commitment Amount, Borrower shall immediately upon demand by WFBC deposit funds to the Security Account equal to such excess amount.

                                    ARTICLE 8

                       ADVANCES, INSPECTIONS, NET PROCEEDS

                      [This section omitted intentionally]

                                    ARTICLE 9

                                EVENTS OF DEFAULT

         Section 9.1 Events of Default. The occurrence of any of the following events (including the expiration of any specified time) shall constitute an "Event of Default":

                           (a) Borrower shall fail to pay when due any amount specified herein when due.

                           (b) The failure of Borrower to observe or perform any of its other covenants, conditions or provisions of this Reimbursement Agreement or any of the Related Documents (other than a failure or neglect described in one or more of the other provisions of this Section 9.1) and such failure either (i) cannot be remedied, (ii) can be remedied within thirty (30) days by prompt and diligent action, but it continues unremedied for a period of thirty (30) days after notice thereof to Borrower, or (iii) can be remedied, although not within thirty (30) days even by prompt and diligent action, but such remedy is not commenced within thirty (30) days after notice thereof to Borrower or is not diligently prosecuted to completion within a total of sixty (60) days from the date of such notice.

                           (c) Any material representation or warranty made by the Borrower herein or in any certificate, financial or other statement furnished by the Borrower pursuant to this Reimbursement Agreement or any of the Related Documents shall prove to have been untrue or incomplete in any material respect when made.

                           (d) The occurrence and continuation of an event of default under the Bond Documents, the other Loan Documents or any of the other Related Documents or under any document or instrument given by Borrower in connection with any other indebtedness of Borrower to WFBC.

                           (e) Borrower shall (i) fail to pay any Debt subject to a Significant Debt Agreement when due and payable, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) or within any applicable grace period, or (ii) allow the occurrence of any material event of default with respect to such Debt.

                           (f) Admission by Borrower or any Guarantor of insolvency or bankruptcy or its inability or failure generally to pay its debts as they become due, or Borrower or any Guarantor makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee, custodian or receiver for Borrower or any Guarantor, or for a major part of its property.

                           (g) Appointment of a trustee in bankruptcy, custodian or receiver for Borrower or any Guarantor or for a major part of its property and failure to obtain discharge of such within ninety
         (90) days after such appointment.

                           (h) Institution of bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors, by or against Borrower or any Guarantor (other than bankruptcy proceedings instituted by Borrower or any Guarantor against third parties), and, if instituted against Borrower or any Guarantor, allowance against Borrower or any Guarantor or consent by Borrower or any Guarantor to such proceedings or failure to obtain dismissal, stay or other nullification within ninety (90) days after such institution.

                           (i) This Reimbursement Agreement or any of the Related Documents ceases to be valid and binding on Borrower or any Guarantor, or is declared null and void, or the validity or enforceability thereof is contested by Borrower or any Guarantor or Borrower or any Guarantor denies it has any or further liability under this Reimbursement Agreement or any of the Related Documents.

                           (j) Any levy or execution upon, or judicial seizure of, any portion of any collateral or security subject to the Security Documents, that is not released or removed within thirty (30) days of its creation.

                           (k) Any attachment or garnishment of, or the existence or filing of any lien or encumbrance, other than any lien or encumbrance permitted by the Deed of Trust, against any portion of any collateral or security subject to the Security Documents, that is not bonded over, removed or released within thirty (30) days after its creation.

                           (l) The institution of any legal action or proceedings to enforce any Lien or Encumbrance upon any portion of any collateral or security subject to the Security Documents, that is not bonded over or dismissed within thirty (30) days after its institution.

                           (m) The liquidation, termination or dissolution of the Borrower or Guarantor.

                           (n) A change in the business or financial condition of the Borrower that results in a Material Adverse Effect.

                           (o) The occurrence of any event of default, after giving effect to any notice and cure periods, by Guarantor under its Credit and Security agreement with WFBC with respect to its ten million dollar ($10,000,000.00) revolving line of credit.

                           (p) The failure of Borrower to fulfill its obligations under Section 5.23 of this Agreement.

         Section 9.2 Rights and Remedies. If any Event of Default shall have occurred and be continuing, WFBC:

                           (a) notify the Trustee of such Event of Default and direct that the Trustee accelerate the maturity of all Bonds then outstanding pursuant to the Bond Documents and provide a copy of such notice to Borrower and the Issuer;

                           (b)      request the Trustee pursuant to the
         Indenture to redeem the Bonds in whole or in part.

                           (c)      request the Trustee pursuant to the
         Indenture to cause a mandatory tender of the Bonds.

                           (d) declare all principal amounts outstanding hereunder, all interest thereof and all other amounts payable hereunder to be forthwith due and payable, whereupon all principal amounts outstanding hereunder, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower;

                           (e) exercise in respect of the Pledged Bonds, in addition to other rights and remedies provided for herein or in the Pledge Agreement or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State at that time;

                           (f) apply any monies in the Borrower's Funds Account, the Sinking Fund and Security Account to the satisfaction of the Borrower's obligations hereunder;

                           (g) proceed to protect and enforce its rights and remedies under this Reimbursement Agreement and all Security Documents;

                           (h) avail itself of any other relief to which WFBC may be legally or equitably entitled; provided, however, that in the event of an order for relief with respect to Borrower or any of is subsidiaries under the Federal Bankruptcy Code, (A) all amounts reimbursable on demand hereunder, all interest accrued and unpaid thereon and all other amounts payable hereunder shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

                                   ARTICLE 10

                     NATURE OF OBLIGATIONS; INDEMNIFICATION

         Section 10.1 Obligations Absolute. The obligations of Borrower under this Reimbursement Agreement shall be absolute, unconditional and irrevocable, and shall not be subject to any right of setoff or counterclaim against WFBC or any Participant and shall be paid or performed strictly in accordance with the terms of this Reimbursement Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

                           (a) any lack of validity or enforceability of the Letter of Credit or any of the Related Documents;

                           (b) any amendment or waiver of any provision of all or any of the Related Documents;

                           (c) the existence of any claim, setoff, defense or other rights which Borrower may have at any time against the Trustee, any beneficiary or any transferee of the Letter of Credit (or any persons or entities for whom the Trustee, any such beneficiary or any such transferee may be acting), WFBC or any Participant (other than the defense of payment to WFBC in accordance with the terms of this Reimbursement Agreement) or any other Person, whether in connection with this Reimbursement Agreement, the Related Documents or any transaction contemplated thereby or any unrelated transaction;

                           (d)      any statement or any other document
         presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                           (e) payment by Letter of Credit Bank under the Letter of Credit against presentation of a sight draft or certificate which does not comply with the terms of the Letter of Credit; or

                           (f)      any other circumstance or happening
         whatsoever, whether or not similar to any of the foregoing.

         Section 10.2 Continuing Obligation. This Reimbursement Agreement is a continuing obligation, shall survive the expiration of the Letter of Credit and shall (a) be binding upon the Borrower, its successors and assigns, and (b) inure to the benefit of and be enforceable by WFBC and its successors, transferees and assigns; provided that the Borrower may not, except as otherwise expressly provided herein, assign all or any part of this Reimbursement Agreement without the prior written consent of WFBC.

         Section 10.3 Liability of WFBC. Borrower assumes all risks of the acts or omissions of the Trustee and any transferee of the Letter of Credit with respect to its use of the Letter of Credit. Neither WFBC or Letter of Credit Bank nor any of their officers or directors shall be liable or responsible for:
(a) the use which may be made of the Letter of Credit or for any acts or omissions of the Trustee and any transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents; or of any endorsement(s) thereon, even if such documents should,

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

in fact, be in any or all respects invalid, insufficient, fraudulent or forged;
(c) payment by the Letter of Credit Bank or WFBC against presentation of documents which do not comply with the terms of the Letter of Credit, or (d) any other circumstances whatsoever in making or failing to make payment under the Letter of Credit; except only that Borrower shall have a claim against WFBC or Letter of Credit Bank, and WFBC or Letter of Credit Bank shall be liable to Borrower, to the extent, but only to the extent, of any damages suffered by Borrower which Borrower proves were caused by (i) WFBC's or Letter of Credit Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of the Letter of Credit or (ii) the WFBC's or Letter of Credit Bank's gross negligence in not paying or its willful failure to pay under the Letter of Credit after the presentation to it by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) of a certificate complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, the Letter of Credit Bank or WFBC may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 10.4 Indemnification. In addition to any and all rights of reimbursement, indemnification, subrogation or any other rights pursuant hereto or under law or equity, Borrower hereby agrees to indemnify and hold harmless the Letter of Credit Bank and WFBC and their officers, directors and agents from and against any and all claims, damages, losses, liabilities, reasonable costs or expenses whatsoever (including attorneys' fees) which such indemnified party may incur (or which may be claimed against the Letter of Credit Bank and WFBC by any person or entity whatsoever) by reason of or in connection with (a) the execution and delivery or transfer of, or payment or failure to pay under, the Letter of Credit; (b) the issuance, marketing, placement and sale of the Bonds; or (c) the use of the proceeds of the Bonds; provided that Borrower shall not be required to indemnify the Letter of Credit Bank and WFBC for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Letter of Credit Bank and WFBC in determining whether a certificate presented under the Letter of Credit complied with the terms of the Letter of Credit, or (ii) the Letter of Credit Bank's gross negligence in not paying or its willful failure to pay, under the Letter of Credit after the presentation to it by the Trustee (or a successor trustee under the Indenture to whom the Letter of Credit has been transferred in accordance with its terms) a certificate complying with the terms and conditions of the Letter of Credit or (iii) any information provided by WFBC with respect to the offering and sale of the Bonds. If any proceeding shall be brought or threatened against the Letter of Credit Bank or WFBC by reason of or in connection with the events described in clause (a), (b) or (c), above (and except as otherwise provided in clause (i) or (ii), above), WFBC shall promptly notify Borrower in writing and Borrower shall assume the defense thereof, including the employment of Counsel and the payment of all costs of litigation. Notwithstanding the preceding sentence, WFBC and the Letter of Credit Bank shall have the right to employ its own Counsel and to determine its own defense of such action in any such case. Nothing under this Section 10.4 is intended to limit Borrower's payment obligations.

         Section 10.5 Telecopied or Telexed Document . Demands for payment under the Letter of Credit may be presented to the Letter of Credit Bank by, among other methods, telecopy or tested telex. Borrower acknowledges and assumes all risks relating to the use of such telecopied or telexed demands for payment and agrees that its obligations under this Reimbursement

Agreement shall remain absolute, unconditional and irrevocable as provided in
Section 10.1, above, if the Letter of Credit Bank honors such telecopied or telexed demands for payment.

         Section 10.6 Liability of Directors and Officer of Borrower. No recourse, however, shall be had for the enforcement of any obligation, covenant, promise or agreement of Borrower contained in this Reimbursement Agreement or any other Loan Document against any director or officer of Borrower, it being expressly agreed and understood that no personal liability whatsoever shall attach to, or be incurred by, any director or officer of Borrower by reason of the Reimbursement Agreement or the Loan Documents.

                                   ARTICLE 11

             TRANSFER, REDUCTION, REINSTATEMENT OF LETTER OF CREDIT

         Section 11.1 Transfer, Reduction and Reinstatement. The Letter of Credit may be transferred, reduced and reinstated only in accordance with the provisions set forth therein.

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

                                   ARTICLE 12

                                  MISCELLANEOUS

         Section 12.1 Control of Bank and Borrower. WFBC and the Borrower both hereby covenant to provide written notice to the Trustee, the Remarketing Agent, and the Bondholders thirty days prior to consummation of any transaction that would result in the Borrower controlling or being controlled by WFBC. "Control" for this purpose has the meaning given to such term in section 2(a)(9) of the Investment Company Act of 1940.

         Section 12.2 Costs, Expenses and Taxes. Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Reimbursement Agreement, the Related Documents and any other documents which may be delivered in connection with this Reimbursement Agreement, including, without limitation, costs of the Appraisal and any reappraisals, appraisal review costs, document review costs, title insurance policies and endorsements costs, the reasonable fees and out-of-pocket expenses of Counsel for WFBC with respect thereto and with respect to advising WFBC and the Letter of Credit Bank as to its rights and responsibilities under this Reimbursement Agreement and all reasonable costs and expenses, if any, in connection with the enforcement of this Reimbursement Agreement and such other documents which may be delivered in connection with this Reimbursement Agreement. In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Reimbursement Agreement and such other documents and agrees to save the Letter of Credit Bank and WFBC harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         Section 12.3      Amendments and Waivers.

                           (a) No amendment or waiver of any provision of this Reimbursement Agreement or consent to any departure by Borrower from any such provision shall in any event be effective unless the same shall be in writing and signed by WFBC. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In the event any agreement contained in this Reimbursement Agreement should be breached by Borrower and thereafter waived by WFBC, such waiver shall be limited to the particular breach so waived for the specific period set out in such waiver and such waiver shall not constitute a waiver of such breach for any other period and shall not waive any other or similar breach hereunder.

                           (b)      So long as any of the Bonds remain
         outstanding, this Reimbursement Agreement shall not be amended in any way if as a result thereof the exemption from federal income taxes of interest payable on the Series A Bonds would be adversely affected, as to which Borrower and WFBC may rely upon an opinion of Bond Counsel mutually acceptable to the Borrower and WFBC and having a favorable reputation in the field of state and municipal finance law.

         Section 12.4 No Waiver; Remedies. No failure on the part of WFBC to exercise, and no delay in exercising, any right under this Reimbursement Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of such right under this Reimbursement Agreement preclude any other further exercise of such right or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

         Section 12.5 Notices. Unless specifically indicated otherwise herein, all notices and other communications provided for hereunder shall be in writing and, if to Borrower, addressed to:

                  Oxycal Laboratories, Incorporated
                  5735 Intercal Way
                  Prescott, Arizona 86301-2432

or if to WFBC, addressed to it at the following address:

                  Wells Fargo Business Credit, Inc.
                  Wells Fargo Plaza, MAC S4101-076
                  100 West Washington Street, 7th Floor
                  Phoenix, Arizona 85003

or as to each party at such other address as shall be designated by such party in a written notice to the other parties.

         Any notice or other communication shall be sufficiently given and shall be deemed given when delivered to the addressee in writing or when given by telephone immediately confirmed in writing by telecopier or other telecommunication device.

         Section 12.6 Binding Effect. This Reimbursement Agreement shall become effective when it shall have been executed and delivered by Borrower and WFBC and thereafter shall be binding upon and inure to the benefit of Borrower and WFBC and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of WFBC.

         Section 12.7 Severability. Any provision of this Reimbursement Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or nonauthorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         Section 12.8 Governing Law. This Reimbursement Agreement shall be governed and construed in accordance with the laws of the State of Arizona and applicable federal law.

         Section 12.9 Headings. Section headings in this Reimbursement Agreement are included herein for convenience of reference only and shall not constitute a part of this Reimbursement Agreement for any other purpose.

         Section 12.10 Participation. Borrower acknowledges and agrees that the Letter of Credit Bank may participate portions of its obligations under the Letter of Credit and the obligations of the Borrower under this Reimbursement Agreement and any other Related Documents (collectively, the "Participated Obligations") to other financial institutions and waives any notice of such participations. Borrower further acknowledges and agrees that upon any such participation the Participants will become owners of a pro rata portion of the Participated Obligations and Borrower waives any right of setoff it may at any time have against the Letter of Credit Bank or any Participant with regard to the Participated Obligations.

         Section 12.11 Arbitration. WFBC and Borrower agree that upon the written demand of either party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Reimbursement Agreement, any Related Document or otherwise, including without limitation contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association. Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest the Borrower's address having an AAA regional office, or at any other place selected by mutual agreement of the parties. No act to take or dispose of any Collateral shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary, or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, foreclosing upon or proceeding under forcible entry and detainer for possession of, any real or personal property, and any such action shall not be deemed an election of remedies. Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order, invoking a power of sale under any deed of trust or mortgage, obtaining a writ of attachment or imposition of a receivership, or exercising any rights relating to personal property, including exercising the right to set-off or taking or disposing of such property with or without judicial process pursuant to the Uniform Commercial Code. Any disputes, claims or controversies concerning the lawfulness or reasonableness of an act, or exercise of any right or remedy concerning any Collateral including any claim to rescind, reform or otherwise modify any agreement relating to the Collateral, shall also be arbitrated; provided, however that no arbitrator shall have the right or the power to enjoin or restrain any act of either party. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes. The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

         Section 12.12 Jury Waiver. THE UNDERSIGNED AND WFBC (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE UNDERSIGNED AND WFBC ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT OR ANY OTHER RELATED DOCUMENT. THIS PROVISION IS MATERIAL INDUCEMENT TO WFBC TO CAUSE TO

HAVE PROVIDED THE FINANCING DESCRIBED HEREIN OR IN THE OTHER RELATED DOCUMENTS.

         Section 12.13 Counterparts. This Reimbursement Agreement may be signed in any number of counterpart copies, but all such copies shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Reimbursement Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

                                          OXYCAL LABORATORIES, INCORPORATED,
                                          an Arizona corporation

                                          By: /s/ Andrew A. Stevens
                                              ----------------------------------
                                          Name: Andrew A. Stevens
                                          Its: Vice President

                                                                        BORROWER

                                          WELLS FARGO BUSINESS CREDIT, INC.

                                          By: /s/ Timothy R. Carstens
                                              ----------------------------------
                                          Name: Timothy R. Carstens
                                          Its: Vice President

                                                                            WFBC